Exhibit 10.3

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

THE GALE PFV INVESTOR COMPANY, L.L.C.

(a Delaware Limited Liability Company)

May 9, 2006

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	7.02.	Meetings of the Members.	16
	7.03.	Remuneration for Managing Member	17
	7.04.	Duties and Conflicts.	17
	7.05.	Company Expenses	18

VIII.	BOOKS AND RECORDS		18
	8.01.	Books and Records	18
	8.02.	Accounting and Fiscal Year	18
	8.03.	Reports.	18
	8.04.	The Company Accountant	19
	8.05.	Reserves	19

IX.	TRANSFER OF INTERESTS		19
	9.01.	No Transfer.	19
	9.02.	Permitted Transfers.	19
	9.03.	Transferees	20
	9.04.	Admission of Additional Members.	20
	9.05.	Drag-Along Rights.	20
	9.06.	Override on Permitted Transfers.	22

X.	EXCULPATION AND INDEMNIFICATION		22
	10.01.	Exculpation	22
	10.02.	Indemnification.	22

XI.	DISSOLUTION AND TERMINATION		24
	11.01.	Dissolution	24
	11.02.	Termination	25
	11.03.	Liquidating Member	25

XII.	MISCELLANEOUS		26
	12.01.	Covenants, Representations and Warranties of the Members.	26
	12.02.	Further Assurances	28
	12.03.	Notices	28
	12.04.	Governing Law	29
	12.05.	Captions	29
	12.06.	Pronouns	29
	12.07.	Successors and Assigns	29
	12.08.	Extension Not a Waiver	29
	12.09.	Creditors Not Benefited	30
	12.10.	Recalculation of Interest	30
	12.11.	Severability	30
	12.12.	Entire Agreement	30
	12.13.	Publicity	30
	12.14.	Counterparts	31
	12.15.	Confidentiality.	31
	12.16.	Venue	32
	12.17.	Waiver of Jury Trial	32

ii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
THE GALE PFV INVESTOR COMPANY, L.L.C.

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of The Gale PFV Investor Company, L.L.C. (the “Company”) is made and entered into and shall be effective as of May 9, 2006, by and between The Gale Company, L.L.C., a New Jersey limited liability company (“Managing Member”), and  Stanley C. Gale (“Gale”).

R E C I T A L S:

WHEREAS, the Company exists as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware Act”) under the name “The Gale PFV Investor Company, L.L.C.,” pursuant to a Certificate of Formation dated as of August 4, 2003 (the “Certificate of Formation”);

WHEREAS, Gale has been admitted as a Member of the Company; and

WHEREAS, the parties wish to set forth the rights and obligations of the Members of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.              DEFINED TERMS

1.01.   Defined Terms.   As used in this Agreement, the following terms have the meanings set forth below:

“Adjusted Capital Account Balance” means, with respect to any Member for any period, the balance, if any, in such Member’s Capital Account as of the end of such period, after giving effect to the following adjustments:

(a)           Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year of the Company, the deficit balance, if any, in such Member’s Adjusted Capital Account Balance as of the end of such taxable year.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person or owning or controlling,

directly or indirectly, 51% or more of the outstanding voting interests of such Person. For purposes of this definition, the term “control”, when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, including any exhibits or schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution (as agreed to by the Members), and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any asset of the Company, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as agreed to by the Members), in accordance with such Treasury Regulation. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation or amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Account” means the separate account maintained for each Member under Section 4.03 hereof.

“Capital Contribution” means the contributions made by the Members to the capital of the Company pursuant to Article IV hereof.

“Cash Equivalents” shall mean (a) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities and maturing within six months or less from the date of acquisition; (b) commercial paper rated P-1 or A-1 on the date of acquisition and maturing within six months or less from the date of acquisition; (c) overnight time deposits (whether or not insured); (d) interest bearing deposits in domestic and foreign branches of United States commercial banks having capital and surpluses of at least $250,000,000; (e) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; and (f) similar quality short term investments.

“Certificate of Formation” has the meaning set forth in the Recitals to this Agreement.

“CLI Shortfall” has the meaning set forth in Section 9.05(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

[Amended and Restated LLC Agreement of The Gale PFV Investor Company, LLC]

“Company” has the meaning set forth the Preamble to this Agreement.

“Company Accountant” has the meaning set forth in Section 8.04 hereof.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 12.15(a) hereof.

“Delaware Act” has the meaning set forth in the Recitals to this Agreement.

“Drag-Along Rights” has the meaning set forth in Section 9.05(a) hereto.

“Drag-Along Response Period” has the meaning set forth in Section 9.05(b) hereto.

“Electronic Participation” has the meaning set forth in Section 7.02(c) hereof.

“Embargoed Person” has the meaning set forth in Section 12.01(a)(x) hereof.

“Expenses” means, for any period, the sum of the total gross cash expenditures of the Company during such period.

“GAAP” has the meaning set forth in Section 8.02 hereof.

“Gale” has the meaning set forth in the Preamble of this Agreement.

“Indemnified Party” has the meaning set forth in Section 10.02 hereof.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Liquidating Member” means the Member designated as such by the Managing Member from time-to-time; provided, however, that any Member that causes the dissolution of the Company under Section 11.01(c) hereof shall not serve as the Liquidating Member.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)           Loss resulting from any disposition of any assets of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)           Any items of deduction and loss specially allocated pursuant to Section 6.08 shall not be considered in determining Loss; and

(e)           Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

“Managing Member” has the meaning set forth the Preamble to this Agreement.

“Managing Member Preferential Return” means, with respect to the Managing Member, the distribution of Net Cash Flow to the Managing Member equal to the aggregate amount of (i) the Purchase Amount plus all of the Managing Member’s Capital Contributions pursuant to Sections 4.01 and 4.02 and (ii) an internal rate of return on the Purchase Amount plus all of the Managing Member’s Capital Contributions made pursuant to Sections 4.01 and 4.02 of 10% per annum, based on a 365 or 366-day year, as the case may be, compounded on a quarterly basis in arrears commencing on the date hereof with respect to the Purchase Amount and the date or dates that the Managing Member’s Capital Contribution(s) is (or are) received by the Company, taking into account the timing and amounts of all such distributions of Net Cash Flow from the Company to the Managing Member. Managing Member Preferential Return shall be computed by assuming that such Capital Contribution(s) made by the Managing Member, and all such distributions received by the Managing Member, occur on the day on which they are actually made or received.

“Material Notices” has the meaning set forth in Section 12.03 hereof.

“MCRC” has the meaning set forth in Section 6.09 hereof.

“Member” or “Members” means one or more (as the case may be) of the Managing Member or Gale and any other Person who, from time-to-time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Treasury Regulations Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

“Net Loss” means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Net Profit” means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2.

“Payout Percentages” means, with respect to each Member, the percentages set forth below opposite its name as follows:

Member	Payout Percentage
MANAGING MEMBER	50%
GALE	50%

“Percentage Interests” means, with respect to each Member, the percentage set forth below opposite its name (subject to adjustment as provided in this Agreement):

MANAGING MEMBER	99.9%
GALE	00.1%

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Purchase Amount” means One Million Seven Hundred Seventy Four Thousand Five Hundred Dollars ($1,774,500).

“Purchaser” means any third-party prospective purchaser or purchasers of all of the Interests of a Member which is not a Related Person of such Member.

“Profit” means, for each taxable year or other period, an amount equal to the Company’s taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income;

(b)           Gain resulting from any disposition of any assets of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           Any items specially allocated pursuant to Section 6.08 shall not be considered in determining Profit; and

(d)           Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit.

“Readily Marketable Securities” means those securities that (a) are (i) debt or equity securities of or other interests in any Person that are traded on a national security exchange, reported on by the National Association of Securities Dealers Automated Quotation System or otherwise actively traded over the counter or (ii) debt securities of an issuer that has debt or equity securities that are so traded or so reported on and that a nationally recognized securities firm has agreed to make a market in and (b) are not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act.

“Regulatory Allocations” has the meaning set forth in Section 6.02(f) hereof.

“REIT” means a real estate investment trust as defined under the Code.

“Related Persons” means, as to any Person, its Affiliates, members, partners, directors, officers, shareholders and employees.

“Required Capital Call” has the meaning set forth in Section 4.02 hereof.

“Reserve Accounts” has the meaning set forth in Section 8.05 hereof.

“Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period.

“Sale” has the meaning set forth in Section 9.05(a) hereof.

“Securities Act” has the meaning set forth in Section 12.01(a)(vi) hereof.

“Securities Laws” has the meaning set forth in Section 12.01(a)(vi) hereof.

“Tax Matters Partner” has the meaning set forth in Section 6.07 hereof.

“Transfer” has the meaning set forth in Section 9.01 hereof.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“U.S. Government Blacklists” means, (a) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the list by the United States Department of State (Terrorist Organizations and Debarred Parties).

1.02.   Other Terms.   As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with GAAP, (c) all Exhibits, Schedules, Addenda and other attachments to this Agreement are specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, (d) the terms “include” and “including” shall be construed as if followed by the phrase “without limitation”, and (e) all terms used in this Agreement which are not defined in this Article I shall have the meaning set forth elsewhere in this Agreement.

II.            ORGANIZATION

2.01.   Formation. (a)           The Company was formed by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Members agree that the Company shall continue to be a limited liability company under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement. The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

(b)           The Managing Member is the Company’s designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of New Jersey and in any other jurisdiction in which the Company may wish to conduct business.

2.02.        Name and Principal Place of Business.

(a)           The name of the Company shall be The Gale PFV Investor Company, L.L.C. The Managing Member may change the name of the Company from time-to-time and may adopt one or more fictitious names for use by the Company. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

(b)           The principal place of business and office of the Company shall be located at the offices of the Managing Member, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. The Managing Member may from time-to-time change such principal office and place of business or may change or establish such additional offices or places of business of the Company as it may deem necessary or appropriate for the operation of the Company’s business. The Managing Member may from time to time change its place of business or may change or establish such substitute or additional offices or places of business as it may deem necessary or appropriate.

2.03.   Term.   The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article XI or as otherwise provided herein.

2.04.   Registered Agent, Registered Office and Foreign Qualification.   The name of the Company’s registered agent for service of process shall be Corporation Trust Center, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. Such agent and such office may be changed from time-to-time by the Managing Member. The Managing Member, or any other Person authorized by the Managing Member, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification.

2.05.   Purpose.   The purpose of the Company shall be transacting any and all lawful business for which a limited liability company may be organized under the Delaware Act.

III.           MEMBERS

3.01.   Admission of Members.   Gale and the Managing Member are the Members of the Company as of the date hereof. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company, and no additional Interests shall be issued, without the prior written approval of the Managing Member.

3.02.        Limitation on Liability.

(a)           Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Delaware Act or as provided in Section 10.02(b) hereof, but subject to the provisions of subparagraph (b) of this Section 3.02, the liability of each Member shall be limited to the amount of Capital Contributions made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement. Further, no Managing Member, general or limited partner of any Member, shareholder, member or other holder of any equity or other ownership or beneficial interest of any Member, or any officer, director or employee of any of the foregoing or any of their Related Persons shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of their being a Managing Member, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, or officer, director or employee of any of the foregoing or any of their Related Persons. Further, failure of the

Company to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under either this Agreement or the Delaware Act shall not be grounds for the Managing Member, any Member, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, or any officer, director or employee of any of the foregoing or any of their Related Persons to be held liable or obligated for any debt, obligation or other liability of the Company.

(b)           Notwithstanding any other provision of this Agreement to the contrary (including the provisions of Section 10.02(b) hereof) (i) each Member’s liability under this Agreement is explicitly limited to the assets of such Member, and (ii) neither the Company nor any Member shall have any recourse against any assets of any Related Person of another Member (unless such Related Person is itself a Member) or any past, present or future officers, agents, shareholders, incorporators, directors, principals (direct or indirect), affiliates, partners, members or representatives of another Member (unless the same is itself a Member) or any of the assets or property of any of the foregoing, for the payment or collection of any amount, judgment, judicial process, arbitration award, fees or costs or for any other obligation or claim arising out of or based upon this Agreement.

(c)           The provisions of this Section 3.02 shall survive the termination or expiration of this Agreement.

3.03.   Third-Party Debt Liability.   The parties intend that no Member, or any of its Related Persons, shall have any liability under or in connection with any third-party debt, including liability with regard to any environmental matters, recourse carve-outs, fraud, intentional misconduct, theft or other commonly called “bad-boy acts” or with regard to any other matter, unless otherwise approved by all of the Members.

IV.           CAPITAL

4.01.   Records.   The Managing Member shall be required to record in the books and records of the Company, from time to time, as necessary, any Capital Contributions made in accordance with this Article IV and any return of capital made in accordance with this Agreement.

4.02.   Capital Contributions.   The Managing Member may in its sole and absolute discretion make Capital Contributions to the Company from time to time.

4.03.   Capital Accounts.   A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            Any contributions of cash made by such Member to the capital of the Company and fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           The Member’s distributive share of Net Profit and items thereof; and

(iii)          Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           Each Member’s Capital Account will be debited with:

(i)            Any distributions of cash made from the Company to such Member (including all amounts paid or distributed pursuant to the provisions of Section 6.03 hereof other than distributions made pursuant to Section 6.03(b)(i)) plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           The Member’s distributive share of Net Loss and items thereof; and

(iii)          Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 4.03 relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. In the event the Tax Matters Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debts or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to Section 6.04 hereof upon the dissolution of the Company.

4.04.        No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior written consent of the Managing Member, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company (it being understood, however, that amounts properly incurred by a Member which are reimbursable by the Company pursuant to and in accordance with the terms of this Agreement shall not be deemed loans). No Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company (and for purposes of this Section 4.04, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law). Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to benefit any creditor of the Company or any creditor of any Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company, the Managing Member or any Member to demand, solicit or accept any loan, advance or additional Capital Contribution for or to the Company or to enforce any rights which the Company or any Member may have against any other Member or which any Member may have against the Company, pursuant to this Agreement or otherwise.

4.05.        Book Basis Adjustments. The Book Basis of all assets will be adjusted to equal their respective fair market values, as agreed to by the Members, upon the events set forth in Treasury Regulation § 1.704-1(b)(2)(iv)(f)(5).

V.            INTERESTS IN THE COMPANY

5.01.        Percentage Interests. With regard to each Member separately, the Percentage Interest and the Payout Percentages of each Member as of the date hereof shall be as set forth in Section 1.01 hereof. The Percentage Interests and the Payout Percentages of the Members may be adjusted only as set forth in this Agreement.

5.02.        Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood and agreed that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law (and for purposes of this Section 5.02, Capital Account shall be deemed to also include the Capital Account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).

5.03.        Ownership. All assets of the Company shall be owned by the Company, subject to the terms and provisions of this Agreement.

5.04.        Waiver of Partition; Nature of Interests in the Company. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)           To cause the Company or the assets of the Company to be partitioned;

(b)           To cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)           To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)           To file a complaint or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific assets of the Company. The interests of all Members in this Company are personal property.

VI.           ALLOCATIONS AND DISTRIBUTIONS

6.01.        Allocations. After the application of Section 6.02, Net Profits and Net Losses for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 6.03 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Basis, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 6.03 to the Members immediately after making such allocation, minus (ii) such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this Article VI, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.

6.02.        Special Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise expressly provided in this Agreement, be made in the following order:

(a)           Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year, so that an allocation is required by Treasury Regulations Section 1.704-2(f), each Member will be allocated, before any other allocation under this Article VI, items of income and gain for such Fiscal Year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 6.02(a) is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” provisions of Treasury Regulations Section 1.704-2(f).

(b)           Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations 1.704-2(i)(5), shall be specially allocated items of the Company’s income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirement of that Section of the Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of the Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.02(c) shall be made only if, and to the extent that, such Member would have a an Adjusted Capital Account Deficit after all other allocations provided for in Article VI tentatively have been made as if this Section 6.02(c)  were not in this Agreement. This Section 6.02(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

(d)           Nonrecourse Deductions; Member Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests. Member Nonrecourse Deductions shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(2).

(e)           Limitation on Allocation of Losses. To the extent that Net Losses or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Losses, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Losses, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.01 as if such Member were not a Member.

(f)            Regulatory Allocations. Any allocations required to be made pursuant to Section 6.02(a) through Section 6.02(e) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 6.01 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.01 had such Regulatory Allocations under this Section 6.02 not occurred.

(g)           Liquidation. It is intended that prior to a distribution of the proceeds from a liquidation of the Company, the positive Capital Account balance of each Member shall be equal to the amount that such Member is entitled to receive pursuant to Section 6.03. Accordingly, notwithstanding anything to the contrary in this Article VI, to the extent permissible under Sections 704(b) of the Code and the Treasury Regulations promulgated thereunder, Net Profits and Net Losses and, if necessary, items of gross income and gross deductions, of the Company for the year of liquidation of the Company (or, if earlier, the year in which all or substantially all of the Company’s assets are sold, transferred or disposed of) shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member would receive if the Company were liquidated and all the proceeds were distributed in accordance with Section 6.03.

6.03.        Distributions. From and after the date hereof, except as provided in Section 6.04, and subject to Sections 6.05 and 6.09 hereof, the Company shall make distributions or payments of Net Cash Flow (to the extent and if available) to the Members in the following manner and order of priority:

(a)           First, an amount of Net Cash Flow shall be paid to the Managing Member until the Managing Member shall have received payments of Net Cash Flow, pursuant to this Section 6.03(a), in an aggregate amount (for the current period and all previous periods) equal to the Managing Member Preferential Return; and

(b)           Thereafter, any remaining Net Cash Flow shall be distributed to the Members in accordance with and in proportion to their respective Payout Percentages, determined as of the moment each dollar of such distribution is made.

6.04.        Distributions in Liquidation. Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with Section 6.03. With the approval of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust established (for the benefit of the Members) for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.04 will be distributed to the Members from time-to-time by the trustee of the trust upon approval of the Managing Member in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.05.        Reinvestment of Cash Flow. Notwithstanding the provisions of Section 6.03, at the discretion of the Managing Member, the Company may retain Net Cash Flow of the Company for any purpose.

6.06.        Tax Matters. The Members intend for the Company to be treated as a partnership under the Code. The Managing Member shall make all applicable elections, determinations and other decisions under the Code, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Managing Member. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company.

6.07.        Tax Matters Partner. The Managing Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Partner”) and, subject to Section 6.06, shall exercise all rights, obligations and duties of a tax matters partner under the Code. The Managing Member, in its capacity as Tax Matters Partner, shall oversee the Company tax affairs in the overall best interests of the Company and shall comply with the requirements of Sections 6221 through 6232 of the Code and regulations promulgated thereunder, and the Members further agree as follows:

(a)           The Tax Matters Partner shall have a continuing obligation to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to all Members as provided in Section 6223 of the Code.

(b)           The Tax Matters Partner shall keep the Members informed of all administrative and/or judicial proceedings for the adjustment of partnership items (as defined in Section 6231(a)(3) of the Code and regulations promulgated thereunder).

(c)           The Tax Matters Partner may from time to time request that a Member provide such documents and information necessary for the Tax Matters Partner to perform its duties and obligations as Tax Matters Partner. Each Member shall reasonably cooperate with any such request by the Tax Matters Partner with respect to any such document or other information that may be in such Member’s possession.

6.08.        Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. The Company shall use the “traditional method” without curative allocations.

6.09.        REIT Compliance. The Members hereby acknowledge the status of Mack-Cali Realty Corporation (“MCRC”) (an Affiliate of the Managing Member) as a REIT. Notwithstanding any other provision of this Agreement to the contrary, neither Member will require or cause the Company to take any action which may, in the opinion of MCRC’s independent auditors or legal counsel, result in the loss of MCRC’s status as a REIT. The Members further agree that, to the extent possible, the Company shall be managed in a manner so that:  (a) the Company’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code as if the Company were a REIT; (b) the Company’s assets meet the tests provided in Section 856(c)(4) of the Code as if the Company were a REIT; and (c) the Company minimizes federal, state and local income and excise taxes that may be incurred by MCRC, or any of their Affiliates, including taxes under Section 857(b), 860(c) or 4981 of the Code.  Furthermore, the Members shall use reasonable efforts to structure the Company’s transactions to minimize any prohibited transaction tax or other taxes applicable to any Member and MCRC. The Members hereby further acknowledge, agree and accept that, pursuant to this Section 6.09, the Company may be precluded from taking, or may be required to take, an action which it would not have otherwise taken, even though the taking or the not taking of such action might otherwise be advantageous to the Company and/or to one or more of the Members (or one or more of their Affiliates).

VII.          MANAGEMENT

7.01.        Management. (a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be controlled by the Managing Member. The Managing Member shall have responsibility for supervising, directing and overseeing the activities of the Company, establishing the policies and operating procedures of the Company, managing the business and affairs of the Company and making all decisions as to all matters which the Company has authority to perform. All decisions made with respect to the management and control of the Company and approved by the Managing Member shall be binding on the Company and all Members.

(b)           Subject to the terms and limitations of this Agreement and the limitations imposed by law, the Managing Member shall have all of the same powers as a general partner of a general partnership under the laws of the State of Delaware, including without limitation, the power and authority to: (i) authorize other persons to execute and deliver such documents on behalf of the Company as the Managing Member may deem necessary or desirable for the Company’s business; (ii) perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party; (iii) enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company; and (iv) do any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)           The Managing Member may, on behalf of the Company, employ, engage or retain any Persons (including any Related Persons of any Member) to act in such capacities as the Managing Member may determine are necessary or desirable in connection with the Company’s business.

(d)           No Member, other than the Managing Member, shall have any right or power to participate in or have any control over the Company’s business, affairs or operations or to act for or to bind the Company in any matter whatsoever and no Member other than the Managing Member shall be required or permitted to consent to, acquiesce in, vote on or approve any action or act taken or decision made by the Managing Member, except as otherwise expressly provided in this Agreement or as expressly provided in the Delaware Act.

7.02.        Meetings of the Members.

(a)           The Members shall meet at such times as may be requested by the Managing Member to review the affairs of the Company or for such other reason as may be determined by the Managing Member, but not less than once per year. The place of such meetings shall be at the offices of the Company unless otherwise agreed to by all of the Members.

(b)           Any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Members unless otherwise provided by the Delaware Act. Any such consent signed by the Members as indicated above in the immediately preceding sentence shall be a valid and proper act of the Members.

(c)           The Members may participate in and act at meetings of the Members through the use of a conference telephone or other communications equipment or system by means of which all persons participating in the meeting can hear each other (“Electronic Participation”). Participation in such meeting shall constitute attendance in person at the meeting of the person or persons so participating.

(d)           Notice of any meeting of the Members shall be given no fewer than five (5) Business Days and no more than twenty (20) Business Days prior to the date of the meeting (unless such notice is waived in writing). Notice of any meeting of the Members shall specify the date, time and place of the proposed meeting and the agenda for the meeting. Notice shall be delivered in the manner set forth in Section 12.03 hereof. The attendance (whether in person or by Electronic Participation) of a Member at a meeting of the Members (as reflected in the minutes of the meeting) shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.

(e)           A written record of all meetings of the Members and all decisions made by the Members shall be made by the Managing Member, as Secretary, or such other Person as may be appointed by the Managing Member, and kept in the records of the Company.

7.03.        Remuneration for Managing Member. Except as otherwise agreed to by all of the Members, the Managing Member shall not be entitled to receive any salary or other remuneration or expense reimbursement from the Company for its services as Managing Member.

7.04.        Duties and Conflicts.

(a)           The Managing Member shall devote such time to the business of the Company as it deems to be necessary or desirable in connection with its duties and responsibilities hereunder. Except as otherwise expressly provided in this Agreement or as otherwise approved by the Managing Member, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)           Each of the Members recognizes that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Related Persons, has or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Related Persons, are entitled to carry on such other business interests, activities and investments. Nothing contained in this Agreement shall preclude any of the Members from engaging in or possessing an interest in other business ventures of any nature and description, independently or with others, including, but not limited to, the ownership, financing, acquiring, leasing, promoting, improving, operation, management, syndication, brokerage and/or development of real property, including, but not limited to, property in the State of New Jersey, on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and nothing contained in this Agreement shall preclude any of the Members from engaging in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Member. Neither the Company nor the other Member shall have any right, by virtue of this Agreement in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

7.05.        Company Expenses. Except as otherwise expressly provided in this Agreement, and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Managing Member. Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member for (a) any direct or indirect general overhead expense of such Member, (b) the costs and expenses, including legal costs, relating to any employees, staff or other personnel necessary to conduct the day-to-day operations of the Company or to provide the financial reporting of the Company (other than those required by the express terms of this Agreement, or any other agreement, to be provided by third parties, including year-end audited financial statements and tax returns and reports prepared by third parties), or (c) any travel expenses, unless in each such case the same have been approved by the Managing Member.

VIII.        BOOKS AND RECORDS

8.01.        Books and Records. The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company. Bills, receipts and vouchers shall be maintained on file by the Managing Member. The Managing Member shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company. The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 hereof. Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time-to-time be determined by the Managing Member.

8.02.        Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with United States generally accepted accounting principles (“GAAP”), and the Company shall report its operations for tax purposes on the accrual method. The taxable year of the Company shall end on December 31 of each year, unless a different taxable year shall be required by the Code.

8.03.        Reports.

(a)           The Managing Member shall prepare or cause to be prepared at the Company’s expense the financial reports and other information that the Managing Member may determine are appropriate. Promptly after the end of each fiscal year and at the expense of the Company, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during such fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Managing Member will also cause the Company Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to the Managing Member for its approval as early as practicable but in no event later than ninety (90) calendar days following the end of the preceding fiscal year and will file or cause to be filed the tax returns after they have been approved by the Managing Member. The Managing Member shall prepare and distribute or cause to be prepared and distributed the reports and statements described in this Section 8.03.

(b)           All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.

8.04.        The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) a nationally-recognized accounting firm or any other accounting firm approved and designated by the Managing Member. The fees and expenses of the Company Accountant shall be a Company expense. The Company Accountant shall be Price Waterhouse Coopers, until such time as the Managing Member shall elect to change such Company Accountant.

8.05.        Reserves. The Managing Member may, in its discretion, subject to such conditions as it shall determine, establish cash reserves for the purposes and requirements as it may deem appropriate (the “Reserve Accounts”). Such Reserve Accounts will be increased by any deposits thereto from time-to-time of amounts of the revenues of the Company from operations, the net proceeds from capital transactions, and contributions and other sources, before any distributions of such amounts to the Members, as determined reasonably necessary by the Managing Member. Once established, such Reserve Accounts may be charged by the Managing Member with any expenditure for the operation of the Company, whether such items are treated as current expense deductions or as capital expenditures under GAAP.

IX.           TRANSFER OF INTERESTS

9.01.        No Transfer.

(a)           Except as expressly permitted or contemplated by this Agreement, no Member may, directly or indirectly, sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest without the prior written consent of the Managing Member (which may be withheld or granted in the sole discretion of the Managing Member).

(b)           Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the Managing Member, may resign from the Company, except as a result of such Member’s involuntary dissolution or final adjudication as bankrupt or in connection with a permitted Transfer.

9.02.        Permitted Transfers.

(a)           Subject to the provisions of Section 9.06 hereof, the Managing Member may, from time-to-time and in its sole discretion, without the consent of the Managing Member, transfer some or all of its Interest to any Purchaser, without the prior written consent of the

Managing Member, provided such transferee agrees to be bound by all of the terms, conditions and provisions of this Agreement (including the provisions of this Article IX).

(b)           Subject to the provisions of Section 9.06 hereof, Gale may, from time-to-time and in its sole discretion, without the consent of the Managing Member, transfer all of his Interest to any Person which is wholly owned by Gale, provided such transferee agrees to be bound by all of the terms, conditions and provisions of this Agreement (including the provisions of this Article IX), and such transferee shall remain wholly owned by Gale.

9.03.        Transferees. No transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement and (b) such transferee shall have executed and delivered to the Company such instruments as the Managing Member reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. At the request of the Managing Member, each such transferee shall also cause to be delivered to the Company at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Managing Member, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be Transferred, (ii) such Transfer does not violate any provision of any loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of any asset of the Company, and (iii) such Transfer does not violate any federal or state security laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.04.        Admission of Additional Members.

(a)           No person may be admitted as an additional Member of the Company (in contrast with admission as a substitute Member in connection with a permitted Transfer) without the consent of the Managing Member (which may be withheld or granted in the sole discretion of the Managing Member).

(b)           Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Managing Member accepting and agreeing to be bound by this Agreement, and such other documentation as the Managing Member shall reasonably require in order to effect such Person’s admission as an additional Member. The admission of any Person as an additional Member shall become effective on the date upon which the name of such person is recorded on the books and records of the Company following the consent of all of the Members to such admission.

9.05.        Drag-Along Rights.

(a)           Subject to the other provisions of this Article IX, if the Managing Member proposes to sell, exchange or otherwise dispose of (a “Sale”) all of its Interest in the Company for cash, Cash Equivalents or Readily Marketable Securities or any combination thereof to any Purchaser, the Managing Member may, in its discretion, elect to require Gale to sell, exchange or otherwise dispose of all of Gale’s Interest in the Company pursuant to such Sale for the same proportionate consideration and otherwise on the same terms and conditions upon which the Managing Member proposes to sell, exchange or otherwise dispose of its Interest (the “Drag-Along Rights”). The net consideration received in connection with such sale (which shall be the consideration received in connection with such sale minus an amount equal to (x) the Managing Member Preferential Return of 10% per annum, compounded quarterly, on the Managing Member’s Capital Contributions plus the Purchase Amount reduced by (y) the aggregate distributions to the Managing Member pursuant to Section 6.03(a) of this Agreement (such amount, the “CLI Shortfall”) shall be allocated between the Managing Member and Gale on the basis and in proportion to each Member’s Payout Percentages. The CLI Shortfall shall be retained by the Managing Member as additional consideration for the sale of its Interest.

(b)           Not less than thirty (30) days prior to the consummation of such Sale (the “Drag-Along Response Period”), the Managing Member shall provide Gale with written notice of its election to exercise its Drag-Along Rights, which notice shall include the name of the Purchaser, and the aggregate consideration to be received by Gale for its Interest and a copy of all Sale documents (which documents shall be on terms that are identical to the terms of the Managing Member’s Transfer, except that Gale shall not be required to make any representations, warranties, covenants or agreements other than its authority to sign such documents, its title to its Interests being sold and its obligation to Transfer its Interests). Gale must execute and deliver to the Managing Member the documents previously furnished to Gale for execution in connection with the Sale within the Drag-Along Response Period. Gale does hereby irrevocably constitute and appoint the Managing Member with full power of substitution, the true and lawful attorney-in-fact and agent of Gale, to execute and deliver in Gale’s name, place and stead, all instruments, documents and certificates previously furnished to Gale for execution in connection with the Sale, provided, (i) Gale has not otherwise executed such documents within twenty-five (25) days following Gale’s receipt of the Managing Member’s written notice of its election to exercise its Drag-Along Rights, and (ii) such documents are in conformity, in all respects, with the provisions of this Section 9.05.

(c)           In connection with any such Sale pursuant to which Gale shall be required to participate in accordance with the Drag-Along Rights as set forth above, the Managing Member shall, promptly after consummation of such Sale, notify Gale to that effect, and shall promptly (and in any event within fifteen (15) Business Days following the consummation of such Sale) cause to be remitted to Gale the proceeds attributable to the sale of Gale’s Interest.

(d)           Notwithstanding anything in this Section 9.05 to the contrary, there shall be no liability on the part of Gale to the Managing Member if any sale of Interest pursuant to this Section 9.05 is not consummated for whatever reason other than a failure to comply with the foregoing provisions. It is understood that the Managing Member , in its sole discretion, shall determine whether to effect a Sale to any third party pursuant to this Section 9.05.

9.06.        Override on Permitted Transfers.

(a)           It is expressly understood and agreed that any Transfer permitted pursuant to this Article IX shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of governmental authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(b)           Each admitted Member shall be required to make the representations and warranties set forth in Section 12.01(a) of this Agreement to the other Member(s) and the Company as of the date of such Member’s admission into the Company. Each Member shall be deemed to make the representations and warranties set forth in Section 12.01(a)(ix)-(xii) of this Agreement to the Members and the Company on behalf of any Person that acquires a beneficial ownership interest in such Member as of the date of such acquisition.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made except in compliance with all applicable securities laws.

X.            EXCULPATION AND INDEMNIFICATION

10.01.      Exculpation. Notwithstanding any contrary provision of the Delaware Act, no Member (and no general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer, director or employee of any of the foregoing or any of their Affiliates) shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person and was not attributable in whole or in part to (a) a breach of this Agreement which has a material adverse effect upon the value of, or causes material damage to, the Company, (b) a knowing violation of law which has a material adverse effect upon the value of, or causes material damage to, the Company, (c) a transaction for which such Member received a personal benefit in violation or breach of the provisions of this Agreement, or (d) such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence.

10.02.      Indemnification.

(a)           The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, and each general or limited partner of any Member, each shareholder, member or other holder of any equity interest in such Member or any officer, director or employee of any of the foregoing (each an “Indemnified Party”), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement or the Company’s business or affairs, including any action or omission constituting a breach of any fiduciary duties; provided, however, that such act or omission (i) was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interest of the Company and was within the scope of authority granted to such Member or applicable Indemnified Party, (ii) was not a transaction for which the Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement, (iii) was not attributable in whole or in part to such Indemnified Party’s breach of this Agreement or a knowing violation of law, in either case which has a material adverse effect upon the value of, or causes material damage to, the Company, or (iv) in the case of a Member or related Indemnified Party, was not attributable in whole or in part to such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and defense preparation) as they are incurred in connection therewith, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the fraud or gross negligence, intentional misconduct, breach of this Agreement or a knowing violation of law by such Indemnified Party or a transaction for which such Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this Section 10.02(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required or permitted, without the consent of the other Members, to contribute additional capital under Article IV to enable the Company to satisfy any obligation under this Section 10.02.

(b)           Notwithstanding the provisions of Section 3.02(a) hereof, each Member shall indemnify and hold harmless the Company and the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to (i) any act performed by or on behalf of any such Member (including acts performed as the Managing Member) which is not performed in good faith or is not reasonably believed by such Member to be in the best interests of the Company and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, intentional or willful misconduct or gross negligence of such Member, (iii) a breach of this Agreement or a knowing violation of law by such Member, in either case which has a material adverse effect upon the value of, or causes material damage to, the Company or its assets or (iv) any transaction for which such Member received a personal benefit in violation or breach of the provisions of this Agreement.

(c)           The provisions of this Section 10.02 shall survive for a period of four (4) years from the date of dissolution of the Company, provided that if at the end of such period there are any actions, proceedings or investigations then pending, an Indemnified Party may so notify the Company and the Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and the obligations of the Company under this Section 10.02 shall be satisfied solely out of Company assets.

(d)           Notwithstanding any other provision of this Agreement to the contrary, the obligations of the Company or any Member under this Section 10.02 shall be in addition to any liability which the Company or such Member may otherwise have and inure to the benefit of such Member, its Related Persons and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

XI.           DISSOLUTION AND TERMINATION

11.01       Dissolution. The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(a)           The sale or other disposition of all the assets of the Company and the receipt of all consideration therefor;

(b)           The determination of the Managing Member to dissolve the Company in its sole and complete discretion; or

(c)           The resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) calendar days after such event, the Managing Member elects in writing (i) to continue the business of the Company, and (ii) if any such time there exists only one (1) remaining Member, effective as of the date of such event, to admit at least one (1) additional Member to the Company and (iii) if applicable, to appoint a new Managing Member.

Without limiting, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise expressly provided in this Agreement, each Member agrees that, without the consent of the Managing Member, no Member may withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.02.      Termination. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The interests and all other assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and to the extent applicable, subject to the provisions of a liquidating plan approved by the Managing Member. The Liquidating Member may distribute the assets of the Company in kind only with the consent of the all the Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            To the payment of (A) the debts and liabilities of the Company and (B) the expenses of liquidation.

(ii)           To the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 12.02(c)(iii) hereof; provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) above and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i) above.

(iii)          The balance, if any, to the Members in accordance with Section 6.04 hereof.

11.03       Liquidating Member. The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

XII.         MISCELLANEOUS

12.01.      Covenants, Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Member as follows:

(i)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(iii)          No consents or approvals (which have not been obtained) are required from any governmental authority for the Member to enter into this Agreement and be admitted to the Company. All limited liability company, corporate or partnership action on the part of the Member (and its direct or indirect equity owners) necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, do not conflict with or contravene the provisions of such Member’s organic documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           The Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition and assumption of its Interest in the Company or the execution and delivery of this Agreement.

(vi)          Each Member is acquiring its Interest in the Company for investment, solely for its own account, with the intention of holding such Interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 as amended from time to time (the “Securities Act”) or any other applicable federal or state securities law, rule or regulation (“Securities Laws”).

(vii)         Each Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any Securities Laws, or other Federal or state securities law in reliance upon exemptions contained therein. Each Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member and the constituent owners of such other Member as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws. Each Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.

(viii)        Each Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney. Each Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement, and with the business and affairs of the Company, and that except as otherwise expressly provided in this Agreement, it does not desire any further information or data relating to the Company or the other Member. Each Member does hereby acknowledge that it understands that the acquisition of its Interest in the Company is a speculative investment involving a high degree of risk and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a highly speculative venture of this type.

(ix)           The Member is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(x)            At all times, including after giving effect to any Transfers permitted pursuant to this Agreement, (a) none of the funds or other assets of the Member constitutes property of, or are beneficially owned, directly or indirectly, by any Person, entity or government subject to trade restrictions under U.S. law (including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) (any such Person, entity or government, an “Embargoed Person”) with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; (b) no Embargoed Person has any interest of any nature whatsoever in the Member with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; and (c) none of the funds of the Member have been derived from any unlawful activity with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof.

(xi)           If applicable to such Member, the Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law.

(xii)          The Member is familiar with the U.S. Government Blacklists maintained by applicable U.S. Federal agencies and none of its investors, officers or directors are on the U.S. Government Blacklists.

(b)           Subject to the provisions of Section 3.02(b) hereof, each Member agrees to indemnify and hold harmless the Company and the other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including reasonable costs and reasonable attorneys fees) which they may incur by reason of, or in connection with, any material breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of either of the Members and/or the Company.

12.02.      Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

12.03.      Notices. All notices of default, demands, requests for or grants of consents or approvals, which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Material Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission with proof of receipt and provided such notice is also delivered by method (a) or (c) or (c) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to the Managing Member, to:

c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

with two (2) separate copies of the
notice sent to the attention of:

Mitchell E. Hersh
Telecopy: (908) 272-0214
Telephone: (908) 272-2009

And

Roger W. Thomas, Esq.
Telecopy: (908) 497-0485
Telephone: (908) 272-2612

With a copy (which shall not constitute notice) to:	Seyfarth Shaw LLP 1270 Avenue of the Americas 25th Floor New York, New York 10020 Telecopy: (212) 218-5527 Telephone: (212) 218-5620 Attention: John P. Napoli, Esq.

If to Gale, to:	c/o Gale International, L.L.C. 100 Campus Drive, Suite 200 Florham Park, New Jersey 07932 Telecopy: (973) 245-3600 Telephone: (973) 301-9500 Attention: Mr. Stanley C. Gale

With a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attn: Robert J. Ivanhoe, Esq. Telephone: 212-801-9200 Facsimile No.: 212-801-6400

Any Member may designate another addressee (and/or change its address) for Material Notices hereunder by a notice given pursuant to this Section 12.03. A Notice sent in compliance with the provisions of this Section 12.03 shall be deemed given on the date of receipt if delivered by method (a) or (b) and on the next Business Day after deposit with the courier if delivered by method (c). Other than with regard to Material Notices, communications under this Agreement shall be delivered and exchanged among the Members in such mutually acceptable form as shall be conducive to the use and implementation of the materials in question (e.g., by electronic mail or telecopier with regard to the exchange of periodic financial information). Any mutually acceptable method of communication must provide for confirmation of delivery or refusal thereof.

12.04.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that state.

12.05.      Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

12.06.      Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

12.07.      Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

12.08.      Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

12.09.      Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company or any Member shall be entitled to require the Company to solicit or the Members to make any Capital Contribution to the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

12.10.      Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

12.11.      Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

12.12       Entire Agreement. This Agreement contains the entire understanding between the parties relating to the subject matter contained herein, and supersedes all other prior representations, warranties, agreements, understandings or letters of intent between or among the parties hereto, including, without limitation, the Limited Liability Operating Company Agreement of The Gale PFV Investor Company, L.L.C. dated “August       , 2003.”  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members only by the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

12.13.      Publicity. The parties agree that no Member or any of its advisors shall issue any press release or otherwise publicize or disclose the terms of this Agreement without the consent of the Managing Member, except as such disclosure may be made in the course of normal reporting practices by any Member or Related Persons to its Members, shareholders or partners or as otherwise required by law or rule of any stock exchange (and prior to any such disclosure the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made).

12.14.      Counterparts. This Agreement may be executed in multiple counterparts (and by facsimile or portable document format (PDF) transmission), each of which shall be an original but all of which together shall constitute but one and the same agreement.

12.15.      Confidentiality.

(a)           Subject to Section 12.13, the terms of this Agreement and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members that has not been publicly disclosed pursuant to authorization of the Members (collectively, the “Confidential Information”) is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Related Persons not to, disclose to any Person other than its attorneys, accountants, consultants, advisors and other agents who have a need to know such information any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so; provided, however, that any Member (or its Related Persons) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) in connection with an actual or proposed Transfer of Interests permitted hereunder, (iii) reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement, or (iv) if necessary for it to perform any of its duties or obligations hereunder.

(b)           Subject to the provisions of Section 12.15(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in writing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 12.15 provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies the other Member of the existence, terms and circumstances of the order, consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member may designate. The cost (including, without limitation, reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 12.15 will survive the Transfer of the Interest of any Member and the dissolution of the Company.

(d)           Notwithstanding anything contained in this Section 12.15 to the contrary, nothing contained in this Agreement shall be deemed to prevent any Member from making such disclosures as are required by applicable law, including, without limitation, federal or state Securities Laws.

12.16.      Venue. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby may be brought in any state or federal court in The City of New York, Borough of Manhattan, and each Member hereby consents to the exclusive jurisdiction of any court in the State of New York (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby in any court outside of The City of New York, Borough of Manhattan. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

12.17.      Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

THE GALE COMPANY, L.L.C.:

By:	/s/ Mitchell E. Hersh
Name:	Mitchell E. Hersh
Title:	Chairman & Chief Executive Officer

STANLEY C. GALE

/s/ Stanley C. Gale